Exhibit 99.1

     Fair Isaac Announces Fourth Quarter and Fiscal 2007 Results

              Total quarterly revenues of $207.2 million;
                      Earnings per share of $0.52

    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 30, 2007--Fair Isaac
Corporation (NYSE:FIC), which combines trusted advice, world-class analytics and innovative applications to help businesses make smarter decisions, today announced the financial results for its fourth quarter and fiscal year ended September 30, 2007.

    Fourth Quarter Fiscal 2007 Results

    The company reported fourth quarter revenues of $207.2 million in fiscal 2007 compared to $207.3 million reported in the prior year period. Net income for the fourth quarter of fiscal 2007 totaled $28.2 million, or $0.52 per diluted share, compared to $22.1 million, or $0.35 per diluted share, reported in the prior year period.

    Fourth quarter fiscal 2007 results included the following one-time items: a $7.3 million tax benefit, or $0.13 per diluted share, arising from adjustments to income tax reserves resulting from the conclusion of a tax audit, costs associated with the resolution of a customer lawsuit involving our insurance solutions business of $3.8 million after-tax, or $0.07 per diluted share, and restructuring costs of $1.6 million after-tax, or $0.03 per diluted share.

    Fourth quarter fiscal 2006 results included $4.9 million in revenues from the mortgage product line which was sold in March 2007, as well as lease exit costs of $8.3 million after-tax, or $0.13 per diluted share.

    Fourth Quarter Fiscal 2007 Revenues Highlights

    Revenues for fourth quarter fiscal 2007 across each of the company's four operating segments were as follows:

    -- Strategy Machine(R) Solutions revenues were $106.1 million in the fourth quarter compared to $110.6 million in the prior year quarter, or a decrease of 4.1%, primarily due to the divestiture of the mortgage product line in the second quarter and a decline associated with insurance solutions products. The declines were partially offset by an increase in revenues derived from collections and recovery products, and consumer products.

    -- Scoring Solutions revenues increased to $46.0 million in the fourth quarter compared to $45.5 million in the prior year quarter, or by 1.1%, primarily due to an increase in revenues from risk scoring services at the credit reporting agencies.

    -- Professional Services revenues were $37.4 million in the fourth quarter compared to $38.0 million in the prior year quarter, or a decrease of 1.4%, primarily due to a decline associated with Blaze Advisor(TM) implementation and consulting services.

    -- Analytic Software Tools revenues increased to $17.7 million in the fourth quarter compared to $13.2 million in the prior year quarter, or by 33.8%, due to an increase in revenues generated from sales of the Blaze Advisor(TM) and Model Builder products.

    "We are pleased with our performance this quarter, and we remain firmly focused on achieving sustainable growth for 2008 and beyond," said Mark Greene, CEO of Fair Isaac. "We are confident we can achieve this growth and drive shareholder value through our continued strategic focus on Enterprise Decision Management (EDM), ongoing innovation, elevated success with cross-selling, international expansion, and our determined focus on customer satisfaction. With a solid strategic and operational foundation in place, we are now strongly positioned to answer the growing global demand for proven analytic solutions and technology tools that drive smarter decisions and business growth."

    Fiscal 2007 Full Year Results

    The company reported full year revenues of $822.2 million in fiscal 2007 compared to $825.4 million reported in the prior year. Net income for full year fiscal 2007 totaled $104.7 million, or $1.82 per diluted share, compared to $103.5 million, or $1.59 per diluted share, reported in the prior year.

    Fiscal 2007 Full Year Revenues Highlights

    Revenues for full year fiscal 2007 across each of the company's four operating segments were as follows:

    -- Strategy Machine(R) Solutions revenues were $439.3 million compared to $453.2 million in the prior year, or a decrease of 3.1%, primarily due to a decline associated with originations, customer management and insurance bill review products, and the sale of the mortgage product line, partially offset by an increase in revenues derived from collections and recovery products.

    -- Scoring Solutions revenues were $180.4 million compared to $177.2 million in the prior year, or an increase of 1.9%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies.

    -- Professional Services revenues increased to $151.1 million compared to $149.3 million in the prior year, or by 1.2%, primarily due to an increase in revenues derived from customer management, Blaze Advisor(TM) implementation services and model development services, partially offset by a decline associated with collections and recovery implementation services, and industry consulting.

    -- Analytic Software Tools revenues increased to $51.4 million compared to $45.7 million in the prior year, or by 12.5%, due to an increase in revenues generated from sales of the Blaze Advisor(TM) product.

    Bookings Highlights

    The bookings for the fourth quarter were $94.5 million compared to $112.6 million in the same period last year. The company defines "bookings" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

    Balance Sheet and Cash Flow Highlights

    Cash and cash equivalents and investments were $246.8 million at September 30, 2007, as compared to $267.8 million at September 30, 2006. Significant changes in cash and cash equivalents from September 30, 2006, include cash provided by operations of $179.2 million, $84.1 million received from the exercise of stock options and stock issued under an employee stock purchase plan, borrowings under the revolving credit facility of $170.0 million, and $15.8 million received on the sale of the mortgage product line. Cash used during fiscal 2007 includes $451.1 million to repurchase common stock, $22.7 million related to purchases of property and equipment, a $9.0 million repayment on our senior convertible notes, and a $10.0 million minority investment in a company that operates in the healthcare market.

    Operational Updates

    Key fourth-quarter successes in driving towards our growth initiatives included the completion of our leadership team with the appointment of new Chief Marketing Officer, Tracey Stout, execution against our new sales disciplines and elevated penetration into client organizations. As a result, the company begins fiscal 2008 with a healthy sales pipeline and encouraging growth momentum. Major clients are making large-scale commitments to achieve the benefits of automating, improving and connecting their decisions through Enterprise Decision Management (EDM).

    The company has also significantly advanced its client advisory, delivery and service capabilities. Some recent enhancements include the addition of more professional services employees, bringing the total added over the full fiscal year to almost 100. This will help us to better capture revenue opportunities. The company has also doubled its client relationship staff in recent months, to more than 78 expert, service-focused professionals.

    Finally, Fair Isaac continues to gain traction in its expansion into China with the recent signing of another major financial services institution in that promising market. The company expects more than 200 financial services leaders to attend its November InterACT conference in Shanghai.

    Outlook

    The company expects revenues for first quarter fiscal 2008 to be approximately $205.0 million and earnings per diluted share to be approximately $0.45. The company expects revenues for fiscal 2008 to be approximately $850.0 million and earnings per diluted share to be approximately $2.00.

    Company to Host Conference Call

    The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its fourth quarter fiscal 2007 results, and outlook for the first quarter and full year fiscal 2008. The call can be accessed live on the Investor Relations section of the company's website at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through November 27, 2007.

    About Fair Isaac Corporation

    Fair Isaac Corporation (NYSE:FIC) combines trusted advice, world-class analytics and innovative applications to help businesses make smarter decisions. Fair Isaac's solutions and technologies for Enterprise Decision Management turn strategy into action and elevate business performance by giving organizations the power to automate more decisions, improve the quality of their decisions, and connect decisions across their business. Clients in 80 countries work with Fair Isaac to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about Fair Isaac online at www.fairisaac.com.

    Statement Concerning Forward-Looking Information

    Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Enterprise Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other factors that could affect the Company's business and financial results that are described more fully under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2006, and its quarterly report on Form 10-Q for the period ended June 30, 2007, which are on file with the SEC and available at the SEC's website at www.sec.gov. All information, including forward-looking statements, set forth in this press release is as of October 30, 2007. Fair Isaac does not intend, and disclaims any obligation to update this information, including the forward-looking statements, to reflect future events or circumstances. Fair Isaac, however, reserves the right to update such information including forward-looking statements or any portion thereof at any time for any reason.

    Fair Isaac, Blaze Advisor, and Strategy Machine are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries. Other company names contained in this release may be trademarks of their respective owners.

                        FAIR ISAAC CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Quarters and Years Ended September 30, 2007 and 2006
                (In thousands, except per share data)
                             (Unaudited)


                                   Quarter Ended        Year Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                   2007      2006     2007      2006
                                 --------- -------- --------- --------

Revenues                         $207,227  $207,289 $822,236  $825,365
                                 --------- -------- --------- --------

Operating expenses:
Cost of revenues                   75,010    70,291  293,482   281,977
Research and development           17,824    19,173   70,599    84,967
  Selling, general and
   administrative                  76,402    66,967  285,541   260,845
  Amortization of intangible
   assets                           4,448     6,366   23,226    25,191
  Restructuring and acquisition-
   related                          2,455    12,862    2,455    19,662
  Gain on sale of product line
   assets                               -         -   (1,541)        -
                                 --------- -------- --------- --------
     Total operating expenses     176,139   175,659  673,762   672,642
                                 --------- -------- --------- --------
Operating income                   31,088    31,630  148,474   152,723
Other income (expense), net           (33)    1,416    1,188     6,469
                                 --------- -------- --------- --------
Income before income taxes         31,055    33,046  149,662   159,192
Provision for income taxes          2,836    10,993   45,012    55,706
                                 --------- -------- --------- --------
Net income                       $ 28,219  $ 22,053 $104,650  $103,486
                                 ========= ======== ========= ========


Earnings per share:
  Basic                          $   0.53  $   0.36 $   1.87  $   1.63
                                 ========= ======== ========= ========
  Diluted                        $   0.52  $   0.35 $   1.82  $   1.59
                                 ========= ======== ========= ========


Shares used in computing
 earnings per share:
  Basic                            53,459    61,423   56,054    63,579
                                 ========= ======== ========= ========
  Diluted                          54,669    62,506   57,548    65,125
                                 ========= ======== ========= ========


                        FAIR ISAAC CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                     September 30, 2007 and 2006
                            (In thousands)
                             (Unaudited)


                                           September 30, September 30,
                                               2007          2006
                                           ------------- -------------

ASSETS:
Current assets:
  Cash and cash equivalents                   $   95,284    $   75,154
  Marketable securities                          125,327       152,141
  Receivables, net                               177,402       165,806
  Prepaid expenses and other current
   assets                                         24,738        20,209
                                           ------------- -------------
        Total current assets                     422,751       413,310

Marketable securities and investments             26,150        40,479
Property and equipment, net                       52,157        56,611
Goodwill and intangible assets, net              753,080       786,062
Other noncurrent assets                           21,633        24,743
                                           ------------- -------------
                                              $1,275,771    $1,321,205
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and other accrued
   liabilities                                $   48,187    $   53,809
  Senior convertible notes                       390,963       400,000
  Accrued compensation and employee
   benefits                                       44,202        34,936
  Deferred revenue                                42,572        48,284
                                           ------------- -------------
      Total current liabilities                  525,924       537,029

Revolving credit agreement                       170,000             -
Other noncurrent liabilities                      13,533        14,148
                                           ------------- -------------
      Total liabilities                          709,457       551,177

Stockholders' equity                             566,314       770,028
                                           ------------- -------------
                                              $1,275,771    $1,321,205
                                           ============= =============


                        FAIR ISAAC CORPORATION
                         REVENUES BY SEGMENT
     For the Quarters and Years Ended September 30, 2007 and 2006
                            (In thousands)
                             (Unaudited)


                                     Quarter Ended      Year Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2007     2006     2007     2006
                                   -------- -------- -------- --------

Strategy machine solutions         $106,114 $110,612 $439,273 $453,232
Scoring solutions                    45,962   45,483  180,444  177,152
Professional services                37,462   37,976  151,086  149,250
Analytic software tools              17,689   13,218   51,433   45,731
                                   -------- -------- -------- --------
   Total revenues                  $207,227 $207,289 $822,236 $825,365
                                   ======== ======== ======== ========


                        FAIR ISAAC CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Years Ended September 30, 2007 and 2006
                            (In thousands)
                             (Unaudited)


                                                      Year Ended
                                                     September 30,
                                                 ---------------------
                                                    2007       2006
                                                 ---------- ----------
Cash flows from operating activities:
Net income                                       $ 104,650  $ 103,486
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                    50,224     48,805
   Changes in operating assets and liabilities,
    net of disposition                             (22,448)    (2,096)
   Other, net                                       46,737     48,847
                                                 ---------- ----------
      Net cash provided by operating activities    179,163    199,042
                                                 ---------- ----------

Cash flows from investing activities:
Purchases of property and equipment                (22,735)   (31,409)
Cash proceeds from disposition of product line
 assets                                             15,758          -
Net activity from marketable securities             54,062     13,882
Other, net                                          (9,647)       500
                                                 ---------- ----------
      Net cash provided by (used in) investing
       activities                                   37,438    (17,027)
                                                 ---------- ----------

Cash flows from financing activities:
Proceeds from revolving line of credit             170,000          -
Proceeds from issuances of common stock             84,087     64,200
Repurchases of common stock                       (451,088)  (256,487)
Other, net                                          (1,704)     1,994
                                                 ---------- ----------
      Net cash used in financing activities       (198,705)  (190,293)
                                                 ---------- ----------

Effect of exchange rate changes on cash              2,234        552
                                                 ---------- ----------

Increase (decrease) in cash and cash equivalents    20,130     (7,726)
Cash and cash equivalents, beginning of period      75,154     82,880
                                                 ---------- ----------
Cash and cash equivalents, end of period         $  95,284  $  75,154
                                                 ========== ==========

    CONTACT: Fair Isaac Corporation
             Investors & Analysts:
             John D. Emerick, Jr., 800-213-5542
             or
             Marcy K. Oelhafen, 800-213-5542
             investorrelations@fairisaac.com